Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Summit Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

T able 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$9,380,421,405.64	(1)(2)	0.00015310	$1,436,142.52	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$9,380,421,405.64
Total Fees Due for Filing				$1,436,142.52
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$1,436,142.52

(1)
As of December 18, 2024, the maximum number of shares of common stock to which this transaction applies is estimated to be 178,750,707, which consists of (i) 175,695,470 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of Summit Materials, Inc. (referred to as the “Company”), (ii) 1,153,025 shares of Class A Common Stock subject to outstanding service-vested restricted stock units outstanding as of December 18, 2024, (iii) 1,046,970 shares of Class A Common Stock subject to restricted stock units with vesting conditions based in whole or in part on performance goals (assuming maximum performance) outstanding as of December 18, 2024, (iv) 172,723 shares of Class A Common Stock subject to outstanding Company options, (v) 31,519 shares of Class A Common Stock subject to outstanding Company warrants, (vi) 611,000 shares of Class A Common Stock in respect of Company equity awards that may be granted prior to the merger and (vii) 40,000 shares of Class A Common Stock that may be issued under the Company’s 2021 Employee Stock Purchase Plan (as amended) (the “ESPP”) prior to the merger.

(2)
Estimated solely for the purposes of calculating the filing fee, as of December 18, 2024, the underlying value of the transaction was calculated based on the sum of (i) the product of 175,695,470 shares of Class A Common Stock and the per share merger consideration of $52.50, (ii) the product of 1,153,025 shares of Class A Common Stock subject to outstanding service-vested restricted stock units and the per share merger consideration of $52.50, (iii) the product of 1,046,970 shares of Class A Common Stock subject to restricted stock units with vesting conditions based in whole or in part on performance goals (assuming maximum performance) and the per share merger consideration of $52.50, (iv) the product of 172,723 shares of Class A Common Stock subject to outstanding Company options and $32.68 (which is the excess of the per share merger consideration of $52.50 above the weighted average exercise price of $19.82), (v) the product of 31,519 shares of Class A Common Stock subject to outstanding Company warrants and $34.50 (which is the excess of the per share merger consideration of $52.50 above the weighted average exercise price of $18.00), (vi) the product of 611,000 shares of Class A Common Stock in respect of Company equity awards that may be granted prior to the merger and the per share merger consideration of $52.50 and (vii) the product of 40,000 shares of Class A Common Stock that may be issued under the ESPP prior to the merger and the per share merger consideration of $52.50.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in footnote 2 by .00015310.